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For Immediate Release	Contacts:

	Investors:	Media:

	John P. Jacunski	William T. Yanavitch

	(717) 225-2794	(717) 225-2747

Glatfelter’s Lydney Acquisition Enters into Phase II Investigation

York, PA, September 20, 2006: Glatfelter (NYSE: GLT) previously reported that its March 2006 acquisition of J R Crompton’s U.K.-based Lydney mill from Administration remained under a Phase I review by the European Commission. Earlier today, Glatfelter was informed that the European Commission (the “EC”) has decided to enter into a Phase II investigation of the Lydney acquisition.

The EC usually initiates a Phase II review if it feels the need to have more time in order to carry out an in-depth investigation of the transaction and its impact on the competitive environment. The commencement of a Phase II investigation does not prejudice the final outcome of the review and, in particular, does not imply that a transaction is more likely to be prohibited than cleared. The assessment of the competitive conditions in the industry is relatively complex, and the Company will continue to cooperate with the EC to facilitate a full understanding of the facts and the competitive environment. The Phase II investigation is expected to be completed during the first quarter of 2007.

Entering into a Phase II investigation does not change the Company’s view of this transaction. The Company continues to believe that the Lydney mill acquisition does not create a significant impediment to effective competition.

The Lydney operations and its employees continue to be very important to the Company. Glatfelter remains committed to delivering the high quality of products and services expected by customers served by the Lydney mill. During the Phase II investigation, the Company plans to continue to operate Lydney as a stand-alone business.

Headquartered in York, Pennsylvania, Glatfelter is a global manufacturer of specialty papers and engineered products. U.S. operations include facilities in Spring Grove, PA, and Chillicothe and Fremont, OH. International operations include facilities in Germany, France, the United Kingdom and the Philippines and a representative office in China. Glatfelter’s common stock is traded on the New York Stock Exchange under the ticker symbol GLT.

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